As filed with the Securities and Exchange Commission on February 17, 1999.
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AUTOMATIC DATA PROCESSING, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                           22-1467904
       (STATE OR OTHER                                     (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION)                            IDENTIFICATION NO.)

                                ONE ADP BOULEVARD
                           ROSELAND, NEW JERSEY 07068
                              PHONE: (973) 994-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            ------------------------
                              JAMES B. BENSON, ESQ.
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                ONE ADP BOULEVARD
                           ROSELAND, NEW JERSEY 07068
                                 (973) 994-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                            RICHARD S. BORISOFF, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 373-3000
                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Stockholders.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form it filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                          CALCULATION OF REGISTRATION FEE
=========================================== ================== ================== ========================== ======================
                                                                Proposed Maximum
          Title of each class of                  Amount         Offering Price   Proposed Maximum Aggregate Amount of Registration
       securities to be Registered           to be Registered      Per Share(1)          Offering Price                Fee
------------------------------------------- ------------------ ------------------ -------------------------- ----------------------
Common Stock, $0.10 par value per share      3,244,885 shares       $40.625             $131,823,453.13            $36,646.92
=========================================== ================== ================== ========================== ======================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457, the proposed maximum offering price per share of common stock of the Registrant is based upon the average of the high and low prices of the Registrant's common stock on February 9, 1999 on the New York Stock Exchange Composite Transaction Tape.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1999

PROSPECTUS
                         AUTOMATIC DATA PROCESSING, INC.

                                3,244,885 SHARES

                                  COMMON STOCK

                            ------------------------

  This prospectus relates to the public       Our company's shares of common
offering, which is not being underwritten,  stock are traded on the New York
of 3,244,885 shares of our company's        Stock Exchange, the Chicago Stock
common stock.  The common stock is held     Exchange and the Pacific Stock
by some of the former stockholders of The   Exchange under the symbol "AUD."
Vincam Group, Inc., who are listed on       On March  , 1999, ADP's stock price
page 2 of this document.  These             was $     .
stockholders obtained their shares of ADP common stock by virtue of a merger between our company and Vincam.

  These stockholders may sell their ADP
shares at prices which are based on the
market price of the stock on the United
States exchanges or in negotiated
transactions. They may also sell their
shares through a combination of these
methods. We will not receive any of the
proceeds from the sale of the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ADP COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS DOCUMENT OR DETERMINED THAT THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       , 1999

                                TABLE OF CONTENTS


THE COMPANY...................................................................1

USE OF PROCEEDS...............................................................1

THE SELLING STOCKHOLDERS......................................................2

PLAN OF DISTRIBUTION..........................................................2

EXPERTS.......................................................................3

LEGAL OPINION.................................................................3

WHERE YOU CAN FIND MORE INFORMATION...........................................4

                                   THE COMPANY

      Our company is engaged in the computing services business. With over 425,000 clients, we are one of the largest companies in the world dedicated to providing computerized transaction processing, data communications and information services. Our services include:

      o    payroll, payroll tax and human resource management;

      o securities transaction processing and investor communication services;

      o industry-specific computing and consulting services for auto and truck dealers; and

      o computerized auto repair estimating, auto parts availability services and fee and utilization audits of bodily injury claims.

      Our company's principal executive offices are located at One ADP Boulevard, Roseland, New Jersey 07068.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

      The selling stockholders listed in the table below received their shares of ADP common stock from our company by virtue of a merger of a wholly owned subsidiary of ADP into The Vincam Group, Inc. The selling stockholders were Vincam shareholders at the time of the merger and received their ADP shares in exchange for their shares of Vincam common stock. In connection with this merger, we agreed to register the shares of ADP common stock received by the selling stockholders so that they may resell their ADP shares if they so desire.

      We list below with respect to the selling stockholders (1) the number of ADP shares beneficially owned after the merger and prior to the offering covered by this prospectus, (2) the maximum number of ADP shares which may be sold in the offering and (3) the number of ADP shares which will be beneficially owned after the offering, assuming the sale of all the shares set forth in (2) above.


                             Beneficial Ownership                     Beneficial Ownership
                              Prior to Offering       Shares To Be      After Offering
Selling Stockholder          Shares   Percentage         Offered      Shares    Percentage
-------------------          ------   ----------         -------      ------    ----------
Carlos S. Saladrigas        547,002       *              547,002         0            0
Saladrigas Family           658,180       *              658,180         0            0
   Limited Partnership
Jose M. Sanchez           1,215,304       *            1,215,304         0            0
Michael J. Gatsas            37,510       *               37,510         0            0
Gatsas Family Limited       374,689       *              374,689         0            0
   Partnership
Theodore L. Gatsas          412,200       *              412,200         0            0

-------------------
*     Less than 1%.

                              PLAN OF DISTRIBUTION

      We are registering 3,244,885 shares of ADP common stock on behalf of the selling stockholders who are listed above. We issued all of these shares in connection with our acquisition of Vincam.

      The selling stockholders may choose to sell their shares from time to time on the New York Stock Exchange, the Chicago Stock Exchange and/or the Pacific Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in negotiated transactions or through a combination of these methods. In addition, these selling stockholders may choose one or more of the following alternatives:

      o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      The selling stockholders and any broker-dealers who act in connection with the sale of their shares of ADP common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of ADP common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL OPINION

      James B. Benson, Esq., Vice President, Secretary and General Counsel of ADP, will issue an opinion about the legality of the ADP common stock being offered by this prospectus. As of the date of this prospectus, Mr. Benson beneficially owns 37,254 shares of ADP's common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

      Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange, and such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the office of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90015 and 301 Pine Street, San Francisco, California 94104.

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act. This prospectus is a part of the registration statement and constitutes a prospectus of our company for the ADP common stock to be sold by the selling stockholders. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      THE SECURITIES AND EXCHANGE COMMISSION ALLOWS US TO "INCORPORATE BY REFERENCE" THE INFORMATION WE FILE WITH THEM, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

      The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering of our company's shares of common stock:

1.    Annual Report on Form 10-K of ADP for the fiscal year ended June 30, 1998.

2. Quarterly Reports on Form 10-Q filed by ADP for the fiscal quarters ended September 30, 1998 and December 31, 1998.

3. The description of ADP common stock contained in ADP's Registration Statement on Form 8-A.

      YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

      JAMES B. BENSON, ESQ.,
      VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
      AUTOMATIC DATA PROCESSING, INC.
      ONE ADP BOULEVARD
      ROSELAND, NEW JERSEY 07068
      TELEPHONE REQUESTS MAY BE DIRECTED TO (973) 994-5000.

      WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS OR THE DOCUMENTS THAT WE PUBLICLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

      THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Registration fee to the Securities
      and Exchange Commission......................................$36,646.92
      Accounting fees and expenses.................................$2,500
      Legal fees and expenses......................................$3,000
      Miscellaneous expenses.......................................$100
           Total...................................................$42,246.92

      The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by ADP.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Provision for indemnification of directors and officers is made in Section 145 of the Delaware General Corporation Law.

      Article Fifth, Sections 3 and 4 of the ADP's Amended and Restated Certificate of Incorporation provide as follows:

      "The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. In addition, the Corporation shall, in the manner and to the extent as the Bylaws of the Corporation shall provide, indemnify to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, such other persons as the By-laws shall provide, and may purchase and maintain insurance on behalf of such other persons."

      "A director of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification."

      Finally, Article 6, Section 1 of ADP's By-Laws provides as follows:

      "Nature of Indemnity: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she (x) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of any such employee or agent, in a manner he or she reasonably believed to be not in violation of any policies or directives of the Corporation, and (y) with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The indemnification under this Section 1 shall apply to all directors and officers of the Corporation who sit on the boards of directors of non-profit corporations in keeping with the Corporation's philosophy."

      "The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful."

      As permitted by Section 145 of the General Corporation Law of the State of Delaware and ADP's Certificate and By-Laws, ADP also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions, deductibles and maximum amounts, directors and officers of ADP against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as directors and officers.

ITEM 16. EXHIBITS.

      A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

      (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Roseland, State of New Jersey, on the 17th day of February, 1999.

                                      AUTOMATIC DATA PROCESSING, INC.
                                              (Registrant)

                                      By: /s/ Arthur F. Weinbach
                                      --------------------------
                                      Arthur F. Weinbach
                                      Chairman of the Board and Chief Executive
                                      Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                         Title                      Date
        ---------                         -----                      ----

/s/ Arthur F. Weinbach         Chairman of the Board, Chief    February 17, 1999
---------------------------    Executive Officer and Director
(Arthur F. Weinbach)           (Principal Executive Officer)

/s/ Richard J. Haviland        Vice President and Chief        February 17, 1999
---------------------------    Financial Officer (Principal
(Richard J. Haviland)          Financial and Accounting
                               Officer)

/s/ Gary C. Butler             Director                        February 17, 1999
---------------------------
(Gary C. Butler)

/s/ Joseph A. Califano, Jr.    Director                        February 17, 1999
---------------------------
(Joseph A. Califano, Jr.)

        Signature                         Title                      Date
        ---------                         -----                      ----

___________________________    Director
    (Leon G. Cooperman)

/s/ George H. Heilmeier        Director                        February 17, 1999
---------------------------
(George H. Heilmeier)

/s/ Ann Dibble Jordan          Director                        February 17, 1999
---------------------------
(Ann Dibble Jordan)

/s/ Harvey M. Krueger          Director                        February 17, 1999
---------------------------
(Harvey M. Krueger)

/s/ Frederic V. Malek          Director                        February 17, 1999
---------------------------
(Frederic V. Malek)

/s/ Henry Taub                 Director                        February 17, 1999
---------------------------
(Henry Taub)

/s/ Laurence A. Tisch          Director                        February 17, 1999
---------------------------
(Laurence A. Tisch)

/s/ Josh S. Weston             Director                        February 17, 1999
---------------------------
(Josh S. Weston)

                                  EXHIBIT INDEX

                                                                    SEQUENTIALLY
EXHIBIT                                                               NUMBERED
NUMBER                            EXHIBIT                               PAGE
------                            -------                           ------------

  3.1     Amended and Restated Certificate of Incorporation of the        -
          Registrant (incorporated by reference to Exhibit (3)-#1 to Registrant's Registration Statement on Form S-4 filed with the Commission on February 9, 1999)
  3.2     Amended and Restated By-laws of the Registrant (incorporated    -
          by reference to Exhibit (3)-#2 to Registrant's Quarterly
          Report on Form 10-Q for the fiscal quarter ended March 31,
          1997, No. 1-05397)
  3.3     Form of the Registrant's Common Stock Certificate               -
          (incorporated by reference to Exhibit 4.4 to Registrant's Registration Statement on Form S-3 filed with the Commission on January 21, 1992, No. 33-45150)
  5.1     Opinion of James B. Benson, Esq. as to the legality of the      II-8
          securities being registered hereby
 23.1     Consent of James B. Benson, Esq. (included in Exhibit 5.1)      -
 23.2     Consent of Deloitte & Touche LLP                                II-9